Deloitte AG General Guisan-Quai 38 Postfach 2232 CH-8022 Zürich Tel +41 (0)44 421 60 00 Fax: +41 (0)44 421 66 00 www.deloitte.ch

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-145736 on Form S-8 of our reports dated April 15, 2009, relating to the consolidated financial statements of Manas Petroleum Corporation (which report expresses an unqualified opinion on the consolidated financial statements and includes an explanatory paragraph referring to the preparation of the consolidated financial statements assuming that Manas Petroleum Corporation will continue as a going concern), appearing in this Annual Report on Form 10-K of Manas Petroleum Corporation for the year ended December 31, 2008.

Deloitte AG

/s/ Roland Müller	/s/ Caleb Patterson

Roland Müller	Caleb Patterson

Zurich, Switzerland
April 15, 2009